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                                                                    EXHIBIT 99.1

                              QUALCOMM INCORPORATED

                             1991 STOCK OPTION PLAN

               ADOPTED BY THE BOARD OF DIRECTORS AUGUST 19, 1991
              AS AMENDED BY THE BOARD OF DIRECTORS ON MAY 4, 1992,
                    SEPTEMBER 8, 1993, AND NOVEMBER 14, 1994
         AS AMENDED BY THE COMPENSATION COMMITTEE ON NOVEMBER 11, 1994
            AS AMENDED BY THE BOARD OF DIRECTORS ON NOVEMBER 6, 1995
          NOVEMBER 18, 1996, NOVEMBER 17, 1997, AND DECEMBER 18, 1997
           AS AMENDED BY THE COMPENSATION COMMITTEE ON APRIL 24, 1998
           AS AMENDED BY THE BOARD OF DIRECTORS ON SEPTEMBER 4, 1998
            AS AMENDED BY THE BOARD OF DIRECTORS ON DECEMBER 7, 1998

1.      PURPOSES.

        (a) The purpose of the Plan is to provide a means by which selected Employees and Directors of and Consultants to the Company, and its Affiliates, may be given an opportunity to purchase stock of the Company.

        (b) The Company, by means of the Plan, seeks to retain the services of persons who are now Employees or Directors of or Consultants to the Company, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

        (c) The Company intends that Options issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either Incentive Stock Options or Non-qualified Stock Options. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2.      DEFINITIONS.

        (a) "AFFILIATE" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

        (b) "BOARD" means the Board of Directors of the Company.

        (c) "CODE" means the Internal Revenue Code of 1986, as amended.



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        (d) "COMMITTEE" means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

        (e) "COMPANY" means QUALCOMM Incorporated, a Delaware corporation.

        (f) "CONSULTANT" means any person, including an advisor, engaged by the Company or an Affiliate to render services and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

        (g) "CONTINUOUS SERVICE AS AN EMPLOYEE, DIRECTOR OR CONSULTANT" means that the service of an individual to the Company, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Board or the chief executive officer of the Company may determine, in that party's sole discretion, whether Continuous Service as an Employee, Director or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the chief executive officer, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company or between the Company, Affiliates or their successors. The term of each Option may be extended at the discretion of the Board or the chief executive officer (but not beyond ten (10) years from the date of original grant) for the period of any such approved leave of absence.

        (h) "COVERED EMPLOYEE" means the chief executive officer and the four
(4) other highest compensated officers of the Company.

        (i) "DIRECTOR" means a member of the Board.

        (j) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

        (k) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

        (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        (m) "FAIR MARKET VALUE" means, as of any date, the value of the common stock of the Company determined as follows:

               (i) If the common stock is listed on any established stock exchange or traded on the National Market of the Nasdaq Stock Market, the Fair Market Value of a



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share of common stock shall be the average of the highest and lowest price at which the common stock was sold on such exchange or national market on the last market trading day prior to the date as of which the determination is to be made;

               (ii) If the common stock is quoted on the Nasdaq Stock Market (but not on the National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of common stock shall be the mean between the high bid and high asked prices for the common stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

               (iii) In the absence of an established market for the common stock, the Fair Market Value shall be determined in good faith by the Board.

        (n) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        (o) "NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        (p) "NON-QUALIFIED STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

        (q) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (r) "OPTION" means a stock option granted pursuant to the Plan.

        (s) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.



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        (t) "OPTIONED STOCK" means the common stock of the Company subject to an
Option.

        (u) "OPTIONEE" means an Employee or Consultant who holds an outstanding Option.

        (v) "OUTSIDE DIRECTOR" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (as defined in the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an affiliated corporation receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an affiliated corporation at any time, and is not currently receiving direct or indirect remuneration in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        (w) "PLAN" means this 1991 Stock Option Plan.

        (x) "RULE 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect with respect to the Company when discretion is being exercised with respect to the Plan.

3.      ADMINISTRATION.

        (a) The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

        (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

               (i) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how the Option shall be granted; whether the Option will be an Incentive Stock Option or a Non-qualified Stock Option; the provisions of each Option granted (which need not be identical), including the time or times such Option may be exercised in whole or in part; and the number of shares for which an Option shall be granted to each such person.

               (ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

               (iii) To amend the Plan or an Option as provided in Section 11.



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               (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

        (c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members (the "Committee"), all of the members of which Committee shall be, in the discretion of the Board, Non-Employee Directors and/or Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more Outside Directors any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Notwithstanding anything in this Section 3 to the contrary, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or (2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

4.      SHARES SUBJECT TO THE PLAN.

        (a) Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to Options shall not exceed in the aggregate thirty-six million nine hundred thousand (36,900,000) shares of the Company's common stock; provided, however, that of such thirty-six million nine hundred thousand (36,900,000) shares, not more than five million three hundred twenty-four thousand four hundred eighty (5,324,480) shares of the Company's common stock (after giving effect to a 2:1 split in the Company's common stock effective February 16, 1994) shall be issued as a consequence of the assumption of options to acquire common stock of QUALCOMM, Inc., a California corporation, (the "Predecessor Company") pursuant to the Predecessor Company's Stock Option Plan, which plan has been terminated. If any Option shall for any reason become unexercisable, expire or otherwise terminate, in whole or in part, the stock not purchasable under such Option shall again become available for issuance pursuant to the Plan.

        (b) The stock subject to the Plan may be unissued shares or reacquired shares, whether bought on the market or otherwise.

5.      ELIGIBILITY.



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        (a) Incentive Stock Options may be granted only to Employees.
Non-qualified Stock Options may be granted only to Employees, Directors or Consultants.

        (b) No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Incentive Stock Option is not exercisable after the expiration of five (5) years from the date of grant.

        (c) No Employee shall be eligible to be granted in any calendar year Options covering more than two percent (2%) of the total number of shares of the Company's common stock outstanding on the record date for the Company's 1995 Annual Meeting of Stockholders (1,293,860 shares).

6.      OPTION PROVISIONS.

               Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

        (a) TERM. No Option shall be exercisable after the expiration of ten
(10) years from the date it was granted.

        (b) PRICE. The exercise price of each Option shall be not less than one hundred percent (100%) of the fair market value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

        (c) CONSIDERATION. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the option is exercised, or (ii) at the discretion of the Board or the Committee, either at the time of the grant or exercise of the Option, (A) by delivery to the Company of other common stock of the Company or (B) according to a deferred payment arrangement, except that payment of the common stock's "par value" (as defined in the Delaware General Corporation Law) shall not be made by deferred payment, or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the Option is granted



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or to whom the Option is transferred pursuant to subsection 6(d) in any other form of legal consideration that may be acceptable to the Board.

        In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

        (d) TRANSFERABILITY. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person. A Non-qualified Stock Option shall be transferable by the Optionee only upon such terms and conditions as set forth in the Option Agreement for such Non-qualified Stock Option, as the Board or the Committee shall determine in its discretion. Unless otherwise specified in the Option Agreement, an Optionee may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

        (e) VESTING. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. During the remainder of the term of the Option (if its term extends beyond the end of the installment periods), the Option may be exercised from time to time with respect to any shares then remaining subject to the Option. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

        (f) SECURITIES LAW COMPLIANCE. The Company may require any Optionee, or any person to whom an Option is transferred under subsection 6(d), as a condition of exercising any such Option, (1) to give written assurances satisfactory to the Company as to the Optionee's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person's own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such



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requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the Option has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.

        (g) TERMINATION OF EMPLOYMENT OR RELATIONSHIP AS A CONSULTANT OR DIRECTOR. In the event an Optionee's Continuous Service as an Employee, Director or Consultant terminates (other than upon the Optionee's death or Disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination, unless the Option Agreement expressly provides that the Option may become exercisable for additional shares after the date of termination), but only within such period of time as is determined by the Board (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the case of an Incentive Stock Option, the Board shall determine such period of time (in no event to exceed ninety (90) days from the date of termination) when the Option is granted.

        (h) DISABILITY OF OPTIONEE. In the event an Optionee's Continuous Service as an Employee, Director or Consultant terminates as a result of the Optionee's Disability, then: (i) the Option may continue under its original terms, if so provided in the Option Agreement, or (ii) if the Option Agreement does not provide for the continuation of the Option under its original terms, then the Optionee may exercise his or her Option, but only within twelve (12) months from the date of such termination (or such shorter period specified in the Option Agreement) and only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).

        (i) DEATH OF OPTIONEE. In the event an Optionee's Continuous Service as an Employee, Director or Consultant terminates as a result of Optionee's death or due to the Optionee's Disability and such termination due to Disability is followed by the Optionee's death, then: (i) the vesting of all unvested shares may be accelerated as of the date of the death of the Optionee, if so provided in the Option Agreement, or (ii) if the Option Agreement does not provide for the acceleration of the vesting of all unvested shares, then the Option may be exercised, at any time within twelve (12) months following the date of death (or such shorter period specified in the Option Agreement) (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death.



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        (j) EARLY EXERCISE. The Option may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director or Consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

        (k) WITHHOLDING. To the extent provided by the terms of an Option Agreement, the Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such Option by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the participant as a result of the exercise of the Option; or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

7.      COVENANTS OF THE COMPANY.

        (a) During the terms of the Options, the Company shall keep available at all times the number of shares of stock required to satisfy such Options.

        (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

8.      USE OF PROCEEDS FROM STOCK.

               Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

9.      MISCELLANEOUS.

        (a) The Board shall have the power to accelerate the time at which an option may first be exercised or the time during which an Option or any part thereof will vest pursuant to subsection 6(e) only for purposes of allowing early exercise, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.



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        (b) Neither an Optionee nor any person to whom an Option is transferred under subsection 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

        (c) Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Employee, Director or Consultant or Optionee any right to continue in the service of the Company or any Affiliate or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee, with or without cause, to remove any Director as provided in the Company's By-Laws and the provisions of the General Corporation Law of the State of Delaware, or to terminate the relationship of any Consultant subject to the terms of that Consultant's agreement with the Company or Affiliate to which such Consultant is providing services.

        (d) To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

10.     ADJUSTMENTS UPON CHANGES IN STOCK.

        (a) If any change is made in the stock subject to the Plan, or subject to any Option (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of the Company), the Plan will be appropriately adjusted in the type(s) and maximum number of securities subject to the Plan as well as the maximum number of securities subject to award to any Employee during any calendar year pursuant to subsection 5(c), and each outstanding Option will be appropriately adjusted in the type(s), number of securities, and price per share of stock subject to the outstanding Option. Such adjustments shall be made by the Board or Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

        (b) In the event of: (1) a merger or consolidation in which the Company is not the surviving corporation or (2) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise then to the extent permitted by applicable law:



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(i) any surviving corporation shall assume any Options outstanding under the
Plan or shall substitute similar Options for those outstanding under the Plan, or (ii) such Options shall continue in full force and effect. In the event any surviving corporation refuses to assume or continue such Options, or to substitute similar options for those outstanding under the Plan, then, with respect to Options held by persons then performing services as Employees, Directors or Consultants for the Company, the time at which such Options may first be exercised shall be accelerated and the Options terminated if not exercised prior to such event. In the event of a dissolution or liquidation of the Company, any Options outstanding under the Plan shall terminate if not exercised prior to such event.

        (c) In addition, with respect to any person who was providing Continuous Service as an Employee, Director or Consultant immediately prior to the consummation of the Change in Control, any Options held by such person shall immediately become fully vested and exercisable (and any repurchase right by the Company with respect to shares acquired by such person under an Option shall lapse) if such person is Involuntarily Terminated Without Cause or Constructively Terminated within twenty-four (24) months following the Change in Control. Notwithstanding the preceding sentence, in the event all of the following occurs: (i) such contemplated Change in Control would occur prior to December 18, 1999 (the date two (2) years following the adoption of this Section 10(c)); (ii) such potential acceleration of vesting (and exercisability) would by itself result in a contemplated Change in Control that would otherwise be eligible to be accounted for as a "pooling of interests" accounting transaction to become ineligible for such accounting treatment; and (iii) the potential acquiror of the Company desires to account for such contemplated Change in Control as a "pooling of interests" transaction, then such acceleration shall not occur. Additionally, in the event that the restrictions upon acceleration provided for in the immediately preceding sentence by itself would result in a contemplated Change in Control to become ineligible to be accounted for as a "pooling of interests" accounting transaction, then such restrictions shall be deemed inoperative. Accounting issues shall be determined by the Company's independent public accountants applying generally accepted accounting principles.

        For purposes of the Plan, Constructively Terminated shall mean the voluntary termination of employment by Optionee after any of the following are undertaken without Optionee's express written consent: (a) the assignment to Optionee of any duties or responsibilities which result in a material diminution or adverse change of Optionee's position, status or circumstances of employment, but does not include a mere change in title or reporting relationship; (b) reduction by the Company in Optionee's base salary; (c) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Optionee is participating (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect Optionee's participation in or



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reduce Optionee's benefits under any Benefit Plans or deprive Optionee of any fringe benefit then enjoyed by Optionee, provided, however, that Optionee's termination is not deemed to be Constructively Terminated if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans; (d) a relocation of Optionee or the Company's principal business offices to a location more than fifty (50) miles from the location at which Optionee performs duties, except for required travel by Optionee on the Company's business to an extent substantially consistent with Optionee's business travel obligations; (e) any breach by the Company of any material agreement between Optionee and the Company concerning Optionee's employment; or
(f) any failure by the Company to obtain the assumption of any material agreement between Optionee and the Company concerning Optionee's employment by any successor or assign of the Company.

        For purposes of the Plan, Involuntarily Terminated Without Cause shall mean dismissal or discharge of Optionee for any reason other than Cause, death or Disability.

        For purposes of the Plan, Cause shall mean any of the following: (a) an intentional act which materially injures the Company; (b) an intentional refusal or failure to follow lawful and reasonable directions of the Board or an individual to whom Optionee reports (as appropriate); (c) a willful and habitual neglect of duties; or (d) a conviction of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on the Company.

11.     AMENDMENT OF THE PLAN.

        (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

               (i) Increase the number of shares reserved for options under the Plan;

               (ii) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code); or

               (iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3.

        (b) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Optionees with the maximum



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benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

        (c) Rights and obligations under any Option granted before amendment of the Plan or of such Option shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

        (d) The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights and obligations under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Option was granted and
(ii) such person consents in writing, and; provided, further, that any repricing of outstanding Options shall in no event apply to Officers as defined in subsection 2(q) or to persons denominated as officers of the Company by the Board.

        (e) The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

12.     TERMINATION OR SUSPENSION OF THE PLAN.

        (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on August 18, 2001, which shall be within ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b) Rights and obligations under any Option granted while the Plan is in effect shall not be altered by suspension or termination of the Plan, except with the consent of the person to whom the Option was granted.

13.     EFFECTIVE DATE OF PLAN.

        The Plan shall become effective as determined by the Board, but no Options granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company.



                                      13.

           PROVISIONS APPLICABLE TO PERSONS SUBJECT TO THE LAWS OF THE
                               REPUBLIC OF FRANCE

               Pursuant to its authority to administer and amend the Plan, the Committee has adopted the following provisions so that an Option granted to an Employee who is subject to the laws of the Republic of France will provide the maximum benefits under the provisions of French law (the "French Option"), and to provide incentives for such Employee to exert maximum efforts for the success of the Company. The Company intends that French Options granted pursuant to these provisions shall qualify for the favorable treatment applicable to stock options that comply with sections L 208-1 to L 208-8-2 of the Law n(degree) 66-537 of July 24, 1966 (the "French Law"). The terms of the Plan, as adopted and subsequently amended by the Board and the Committee, and as modified by the following provisions, constitute QUALCOMM Inc.'s Stock Option Plan for Employees subject to the laws of the Republic of France ("the French Plan"). Under the French Plan, such Employees will be granted only French Options. In no case will such Employees be granted substitute awards. Except as set forth below, the terms of the Option Agreement for a French Option shall otherwise comply with the other terms of the Plan.

14.     ELIGIBILITY FOR FRENCH OPTION.

        (a) No person shall be granted a French Option unless such person is an Employee.

        (b) No person shall be eligible for the grant of a French Option if, at the time of grant, such person owns (or is deemed to own pursuant to the applicable laws of France) stock possessing more than ten percent (10%) of either (i) the total combined voting power of all classes of stock of the Company or of any of its Affiliates, or (ii) the Company's capital shares (as defined under French law).

15.     ADMINISTRATION.

        (a) The French Plan, including the determination of the time to grant a French Option, shall be administered in accordance with Section 3 of the Plan.

        (b) Except as otherwise provided in the French Plan, terms used in the French Plan shall have the same meanings as set forth under Section 2 of the Plan.

        (c) Throughout the term of the Plan, no French Option shall be granted, if by making such grant, the aggregate number of shares subject to outstanding French Options could at any time exceed one-third of the aggregate number of all shares of all classes of stock of the Company authorized for issuance.



                                      14.

16.     FRENCH OPTION PROVISIONS.

        (a) PRICE. The exercise price of a French Option shall be no less than the higher of: (i) ninety-five percent (95%) of the average closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Company's common stock) for the twenty (20) market trading days immediately preceding the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or (ii) one hundred percent (100%) of the Fair Market Value of the stock.

        (b) TRANSFERABILITY. The terms of a French Option shall provide that during the lifetime of the Optionee, the French Option may be exercised only by the Optionee. The terms of a French Option shall not permit transfer of the French Option, except on death and then only to the extent permitted by French law. In the event of the death of the Optionee during the Optionee's Continuous Service as an Employee, Director or Consultant, such French Option may be transferred to the extent permitted by French law. A French Option so transferred may be exercised (to the extent the Optionee was entitled to exercise such French Option as of the date of death) by the transferee only within the period ending on the earlier of (i) the date six (6) months following the date of death, or (ii) the expiration of the term of such French Option as set forth in the Option Agreement.

        (c) VESTING. A French Option shall vest (become exercisable) as provided in the Option Agreement, subject to the condition that on the vesting date, the Optionee is a salaried employee of the Company or its Affiliate, except such condition shall not apply in the event of the Optionee's Disability, or as provided under Section 10 of the French Plan. The Option Agreement for a French Option may, but need not, include a provision whereby the Optionee may elect, at any time while an Employee, to exercise the French Option as to any part or all of the shares subject to such French Option prior to the full vesting of such French Option. Any unvested shares so purchased shall be subject to a repurchase right in favor of the Company until such shares have vested and may be subject to any other restriction the Board determines to be appropriate (e.g., a prohibition on the sale of such unvested shares without the prior written consent of the Company).

        (d) DEATH. In the event of the death of an Optionee, the Option Agreement for a French Option shall provide that such Optionee's heirs may only exercise the French Option within a period of time not to exceed six months following such Optionee's death (and in no event after the date on which the French Option would otherwise terminate). If, after the Optionee's death, the French Option is not exercised within the time specified in the Option Agreement, the French Option shall terminate, and the shares covered by such French Option shall revert to and again become available for issuance pursuant to Options (whether or not a French Option) granted under the Plan.



                                      15.

17.     ADJUSTMENTS UPON CHANGES IN STOCK.

        Any adjustment pursuant to Section 10 of the Plan, of stock subject to a French Option, shall be made (a) in accordance with the applicable law of the state in which the Company is incorporated at the time the adjustment is made, and (b) in accordance with any applicable rules of the stock exchange (including for this purpose the Nasdaq National Market System) which the Company uses to determine Fair Market Value; provided however, that such adjustments are among those contemplated by section L 208-5 of the French Law (or any successor provision).

18.     INTERPRETATION.

        It is intended that options granted under the French Plan shall qualify for the favorable tax and social security treatment applicable to stock options granted under sections L 208-1 up to L 208-8-2 of the Law n(degree) 66-537 of July 24, 1966 and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security regulations.

19.     GOVERNING LAW.

        Except as required by French tax and social security laws and regulations, the Plan shall be governed and construed in accordance with the laws of the State of California and the United States of America.

20.     ADOPTION

        The French Plan was adopted by a meeting of the Committee duly appointed by the Board, held on April 24, 1998.




                                      16.